Exhibit 99.1

COMSTOCK HOMEBUILDING COMPANIES, INC.

HOLDS ANNUAL SHAREHOLDER MEETING

PROVIDES UPDATE ON BUSINESS STRATEGY AND PROGRESS ON STRATEGIC INITIATIVES

Reston, Virginia (June 17, 2011) – Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”), a prominent multi-faceted real estate development and services company focused on the Washington, DC metro area held its annual shareholders’ meeting and provided an update on its business strategy and progress on various strategic initiatives.

Christopher Clemente, Chairman and Chief Executive Officer of Comstock stated, “Having successfully stabilized the Company and its financial position, Comstock has begun rebuilding its business with a revitalized balance sheet and a renewed focus on the Washington, DC market. With Comstock’s 25-year presence in the Washington, DC market, which is widely regarded as the best real estate market in the nation, and a diverse range of experience developing virtually all types of housing and mixed-use products, including rental and for-sale properties, Comstock is uniquely positioned to leverage its extensive capabilities and market knowledge to maximize returns on invested capital”.

Comstock’s operations are focused on real estate development and related fee based service opportunities in three distinct areas:

•	Rental Apartments

•	Homebuilding

•	Real Estate Services

Rental Apartments

Comstock’s focus on the apartment sector is on projects ranging from approximately 75 to 200 units in locations that are supply constrained with demonstrated institutional demand for stabilized assets. The multi-family asset class has benefitted from turmoil in the new home industry, limited access to residential mortgage financing and market conditions that have driven down construction costs during the past few years. Continued favorable economic and employment conditions in the Washington, DC area have caused rents to rise while vacancy rates and cap rates have declined. Consequently, asset valuations in this segment have continued to improve.

Comstock is actively developing a 103-unit rental apartment community in Loudoun County, Virginia known as Potomac Square. At stabilization, Potomac Square is expected to achieve average monthly rents of approximately $1,500 per unit. The project is ahead of the previously announced construction schedule with first occupancies expected in July and completion of the community scheduled for fall of this year. The Company is actively working on additional apartment community opportunities in the Washington, DC area as well.

Consistent with its strategy to maximize value of individual real estate assets, the Company has determined that exploring a potential sale of Potomac Square project is warranted. The total cost of the project is estimated to be approximately $14 million. Current market conditions and institutional investor demand for this type of asset in the Northern Virginia market suggest that a sale of this project may result in an above average return on invested capital.

Homebuilding

Comstock’s focus on the home-building sector is on projects that range in size from approximately 25 units to 200 units in locations where market conditions remain favorable for new home development. Current market conditions in the Washington, DC area, coupled with rising energy prices, have resulted in shifting demand for new homes and increased demand in close-in locations near employment centers. As such the Company’s focus on new home development opportunities is on commuter friendly locations, including downtown Washington, DC and other transit oriented locations.

The Company has made progress readying its two most recently announced new home projects located within the District of Columbia. The Hampshires (110 units) and Cedar Hill (40 units) are located in established neighborhoods where there is limited opportunity to build, or purchase, new homes. The Company expects to commence development activity on the Hampshires project in late 2011 and on the Cedar Hill project in early 2012.

Consistent with the Company’s strategy to focus on opportunities to generate above average returns on invested capital, Comstock is developing these two new communities through a previously announced joint venture. This strategy affords Comstock an opportunity to enhance its return on invested capital by limiting its capital requirements to 50% of overall required capital. The Company is actively working on additional similarly well-positioned new home development opportunities in the Washington, DC area.

Real Estate Services

In early 2011 Comstock launched a Construction Services Division and has since been awarded several construction management and general contracting contracts. The initial contracts are consistent with the Company’s operating capabilities, have limited capital requirements, and include:

•

Lamont Street Condos – a general contract for completion of construction of a condominium building on Lamont Street in the District of Columbia for a real estate investment firm headquartered in New York. Work has commenced and is expected to be complete in the fourth quarter of 2011.

•

Sunset Hills Park & Ride Facility – a general contract for construction of a commuter parking lot containing approximately 550 parking spaces and a transit bus facility located in Reston, Virginia for Fairfax County as part of the ongoing construction of the Silver Line Metro extension to Dulles Airport. Work commenced in early 2011 and has recently been completed.

•

BLVD apartments at Loudoun Station –a construction management contract for management services related to the construction of a mixed use, residential and retail project including 357 apartments and 62,000 square feet of retail spaces, located in Loudoun County, Virginia. The contract is the result of a collaborative effort between Comstock and a large local general contracting and construction company, with Comstock focusing on site development operations for Phase I of the 46-acre Loudoun Station development and our partner focusing on construction of the first three retail and residential buildings. Site development and construction activities are well underway, with completion scheduled for 2012.

Comstock believes that there is significant demand for real estate related services in the Greater Washington, DC metropolitan area where Comstock’s diverse range of experience in development, construction, and project work outs can be deployed to increase fee based revenue and contribute to the Company’s bottom line results. The Company is actively working on additional contracting and construction management contract opportunities in the Washington, DC market.

Available Net Operating Loss Carry Forwards

The Company currently has approximately $72 million in Federal and State Net Operating Loss (“NOLs”) carryforwards that may offset future tax liabilities resulting from future taxable income. If unused, these NOLs will begin expiring in 2028. These assets are currently fully reserved in the Company’s financial statements.

In an effort to preserve the availability of these assets, Comstock earlier this year adopted a Section 382 stockholder rights plan (the “Rights Plan”). The Rights Plan was adopted to reduce the likelihood of an unintended “ownership change,” as defined in Section 382 of the Internal Revenue Code. Such a change over a rolling three-year period could potentially trigger a reduction in the availability of the NOL asset. Similar plans have been adopted by a number of homebuilding and other companies holding similar significant tax assets over the past several years. This plan was submitted to a vote of the Company’s shareholders on June 17, 2011 and the plan was approved at that meeting.

Balfour Beatty Construction (“Balfour”) Award Update

On March 19, 2010, Comstock Potomac Yard, L.C. (“CPY”), a subsidiary of the Company, received a judgment against Balfour Beatty (“Balfour”) in an amount of $11.96 million (the “Award”). On March 25, 2010, Comstock received notice of Balfour’s appeal of the judgment for which Balfour posted a supersedeas bond in the amount of $12.5 million. The parties filed their respective briefs on the matter, and on June 14, 2011, Comstock received a notification from the United States Court of Appeals for the Fourth Circuit that the appeal has been tentatively scheduled for oral argument during the September, 2011 court session. The scheduling of oral arguments is a critical milestone indicating the ultimate resolution of this matter is likely drawing to a conclusion. The Company has agreed to a voluntary non-binding mediation session with Balfour and other parties, currently scheduled for July 20-21, 2011. If this matter is resolved in a manner favorable to us, we believe that the Award will provide additional capital for us to pursue opportunities that may accelerate the growth of our three primary business units.

Mr. Clemente added, “We are excited about the progress we have made stabilizing our Company and positioning it to rebuild shareholder value. Our significant experience in this market over the past 25 years, our unique operating capabilities, and the dedication of every member of the Comstock team provides us the foundation necessary to secure and capitalize on a variety of attractive opportunities that we believe will produce positive results in coming periods.”

About Comstock Homebuilding Companies, Inc.

Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including multi-family rental, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, DC market. Comstock Homebuilding Companies, Inc. publicly trades on the NASDAQ exchange under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

SOURCE: Comstock Homebuilding Companies, Inc.